                                   EXHIBIT 11
                                   ----------


                      BROWN & SHARPE MANUFACTURING COMPANY
                      ------------------------------------
                         COMPUTATION OF PER SHARE DATA
                         -----------------------------
                  (Amounts in Thousands Except Per Share Data)

                                          Quarter Ended Sept. 30  Nine-Months Ended Sept. 30
                                          ----------------------  ---------------------------
                                             1996        1995         1996           1995
                                          -----------  ---------  -------------  ------------

Primary:
Average shares outstanding                      8,729      8,695          8,735        8,693
Net effect of dilutive stock options
 -- based on the treasury stock method
 using average market price                       157         85            149            -
                                               ------     ------         ------       ------

Totals                                          8,886      8,780          8,884        8,693
                                               ======     ======         ======       ======
Net income (loss)                              $1,257     $  220         $3,661       $ (190)
                                               ======     ======         ======       ======
Per share amount                               $  .14     $  .03         $  .41       $ (.02)
                                               ======     ======         ======       ======

Fully diluted:
Average shares outstanding                      8,729      8,695          8,735        8,693
Net effect of dilutive stock options
 -- based on the treasury stock
 method using ending market
 price which is greater than
 average market price                             201        148            201            -
Assumed conversion of 9 1/4%
 convertible subordinated
 debentures                                         *          *              *            *
                                               ------     ------         ------       ------

Totals                                          8,930      8,843          8,936        8,693
                                               ======     ======         ======       ======

Net income (loss)                              $1,257     $  220         $3,661       $ (190)
Add 9 1/4% convertible
 subordinated debenture
 interest, net of federal
 income tax effect                                  *          *              *            *
                                               ------     ------         ------       ------

Totals                                         $1,257     $  220         $3,661       $ (190)
                                               ======     ======         ======       ======
Per share amount                               $  .14     $  .03         $  .41       $ (.02)
                                               ======     ======         ======       ======


* Conversion of the 9-1/4% convertible subordinated debentures is not assumed in the computation because its effect is anti-dilutive.